                                                                    Exhibit 10.3

                        ADMINISTRATIVE SERVICES AGREEMENT
                                 BY AND BETWEEN

                                  ZENGINE, INC.

                                       AND

                        MIAMI COMPUTER SUPPLY CORPORATION


                          DATED AS OF: OCTOBER 1, 1999



                               TABLE OF CONTENTS
                                                                               PAGE


Recitals

Section 1.    Services ..........................................................1

Section 2.      Compensation ....................................................2

Section 3.      Standards .......................................................3

Section 4.      Term ............................................................4

Section 5.      Records and Accounts ............................................4

Section 6.      Directors and Officers of Zengine and MCSC ......................5

Section 7.      Liability; Indemnification ......................................5

Section 8.      Other Agreements.................................................5

Section 9.      Confidentiality .................................................6

Section 10.     Notice ..........................................................6

Section 11.     Termination .....................................................6

Section 12.     Effect of Termination ...........................................7

Section 13.     Miscellaneous ...................................................7

Signatures      ................................................................11

Schedule I -- General Corporate Services........................................12



                                                                           FINAL
                                                                         2/29/00

                        ADMINISTRATIVE SERVICES AGREEMENT


         This ADMINISTRATIVE SERVICES AGREEMENT is effective as of October 1, 1999 (this "Agreement") by and between Miami Computer Supply Corporation, an Ohio corporation (AMCSC"), and Zengine, Inc., a Delaware corporation ("Zengine"), individually a "party," and collectively, the "parties."

         RECITALS

         WHEREAS, Zengine is issuing shares of its Common Stock, no par value per share ("Common Stock"), to the public in an offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended;

         WHEREAS, MCSC beneficially owns a majority of the issued and outstanding Zengine Common Stock;

         WHEREAS, MCSC has heretofore directly or indirectly provided certain administrative, financial, management and other services to Zengine;

         WHEREAS, on the terms and subject to the conditions set forth herein, Zengine desires to retain MCSC as an independent contractor to provide, directly or indirectly, certain of those services to Zengine as of the effective date hereof; and

         WHEREAS, on the terms and subject to the conditions set forth herein, MCSC desires to provide, directly or indirectly, such services to Zengine.

         NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

SECTION 1.        SERVICES

         (a) On the terms and subject to the conditions of this Agreement and in consideration of the payment described in Section 2, below, MCSC hereby agrees to provide to Zengine, or procure the provision to Zengine of, and Zengine agrees to purchase from MCSC, the services described in Schedule I (the "Services"). Unless otherwise specifically agreed by MCSC and Zengine, the Services to be provided or procured by MCSC hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, Zengine prior to the date hereof.

Administrative Services Agreement
Page 2

         (b) It is understood that (i) the Services to be provided to Zengine under this Agreement will, at Zengine's request, be provided to subsidiaries of Zengine, and (ii) MCSC may satisfy its obligation to provide or procure Services hereunder by causing one or more of its subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any subsidiary of Zengine, Zengine agrees to pay on behalf of such subsidiary all amounts payable by or in respect of such Services.

         (c) In addition to the Services to be provided or procured by MCSC pursuant to Section 1(a), if requested by Zengine, and to the extent that MCSC and Zengine may mutually agree, MCSC shall provide additional services (including services not provided by MCSC to Zengine prior to the date hereof) to Zengine. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by MCSC and Zengine.

SECTION 2. COMPENSATION

         (a) Zengine shall pay to MCSC an aggregate amount of Seven Hundred Twenty Thousand Dollars ($720,000.00) (the "Service Payment") for the rendering of such Services during the Term of this Agreement in monthly increments of Sixty Thousand and 00/100 Dollars ($60,000.00) per month in arrears on the fifteenth (15th) day of the following month by check, wire transfer or the netting of accounts payable and accounts receivable between the parties, as the parties may agree from time to time. If the parties cannot agree on a netted amount for a particular month, such month's payment shall be made by check. If Zengine fails to pay any monthly payment within ninety (90) days of the date it is due hereunder, Zengine shall be obligated to pay, in addition to the amount due, interest on such amount at the rate of 0.5% per month from the relevant due date through the date of payment.

         (b) Prior to the date hereof, certain Zengine employees participated in certain benefit plans sponsored by MCSC (the "MCSC Plans"). On and after the date hereof, Zengine employees shall continue to be eligible to participate in the MCSC Plans, subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the date hereof, subject to regulatory requirements and the provisions of Section 3(a) hereof, MCSC will continue to provide benefits Services to and in respect of Zengine employees with reference to the MCSC Plans as it administered the plans prior to the date hereof.

         (c) MCSC and Zengine agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with the MCSC Plans. Such coordination, upon request, will include (but is not limited to) the following: sharing payroll data for determination of highly compensated employees, providing census information (including accrued benefits) for purposes of running discrimination tests, providing actuarial reports for purposes of determining the funded status of any plan, review and coordination of insurance and other independent third party contracts, and providing for review of all summary plan descriptions,

Administrative Services Agreement
Page 3

requests for determination letters, insurance contracts, Forms 5500, financial statement disclosures and plan documents.

         (d) In connection with the invoicing described in this Section 2(e), MCSC will provide to Zengine the same billing data and level of detail as it customarily provides to other MCSC subsidiaries and such other data as may be reasonably requested by Zengine.

         (e) Except as otherwise agreed in writing by the parties, Zengine shall take such action as is necessary to establish bank accounts (to be funded by Zengine) or to otherwise fund all wage and salary payments to Zengine employees and to fund all medical, retirement and other benefit claims payable to or on behalf of Zengine employees and their dependents to the extent not covered by third party insurance. Payroll services and benefit claims processing activities performed by MCSC or MCSC's subcontractors shall be coordinated to facilitate payments. Following prior written notice of not less than fifteen (15) business days, MCSC shall be relieved of any obligation to deliver benefit and payroll services under this Agreement to the extent that such bank accounts or other funding arrangements are not established at the time drafts are presented for payment, or at any time when there are insufficient funds in the relevant account or such other arrangements fail to satisfy a properly presented claim.

SECTION 3. STANDARDS

         (a) Except as otherwise agreed with Zengine or described in this Agreement, and provided that MCSC is not restricted by contract with third parties or by applicable law, MCSC agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which MCSC provides from time to time to its subsidiaries; PROVIDED that in no event shall such standard of care be less than the standard of care that MCSC has customarily provided to Zengine with respect to the relevant Service prior to the date hereof. MCSC shall use its reasonable efforts to ensure that the nature and quality of Services provided to Zengine employees either by MCSC directly or through administrators under contract shall be undifferentiated as compared with the same services provided to or on behalf of MCSC employees under the MCSC Plans.

         (b) Subject to Section 3(a) above, Zengine hereby delegates to MCSC final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee benefit plans in which Zengine has elected to participate and which are administered by MCSC under this Agreement (collectively, "Employee Benefit Plans"). MCSC may further delegate such authority to plan administrators to:

                  (i) provide administrative and other services

                  (ii) reach factually supported conclusions consistent with the terms of the Employee Benefit Plans;

Administrative Services Agreement
Page 4


                  (iii) make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the Employee Benefit Plans, pursuant to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if within sixty (60) days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. Administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

                  (iv) notify the claimant in writing of its decision on review.

         (c) MCSC shall provide or shall cause to be provided to Zengine data or reports requested by Zengine relating to (i) benefits paid to or on behalf of Zengine employees under the MCSC Plans, including but not limited to financial statements, claims history, and census information, and (ii) other information relating to the Services that is required to satisfy any reporting or disclosure requirement of ERISA or the Code. MCSC will provide such information within a reasonable period of time after it is requested. The costs for reports which are substantially similar to reports prepared by MCSC or on behalf of MCSC generally for its businesses shall be considered a part of the Service Payment.

SECTION 4.        TERM

         The initial term of this Agreement shall commence on the date hereof and shall continue for a period of two (2) years (the "Term") unless renewed or extended by mutual agreement of the parties. Specific categories of Services may be cancelled as agreed in writing by the parties from time to time without a reduction in the Service Payment.

SECTION 5.        RECORDS AND ACCOUNTS

         MCSC shall maintain accurate records and accounts of the transactions relating to the Services performed by it pursuant to this Agreement. Zengine shall have the right to inspect and copy, upon reasonable notice and at reasonable intervals during MCSC's regular office hours, the separate records and accounts maintained by MCSC relating to the Services.

SECTION 6.        DIRECTORS AND OFFICERS OF ZENGINE AND MCSC

         (a) Nothing contained in this Agreement shall be deemed to relieve the officers and directors of Zengine from the performance of their duties or limit the exercise of their powers in accordance with Zengine's Certificate of Incorporation (as amended) or the laws of the State of Delaware. The services of MCSC's officers and employees which are rendered to Zengine under this Agreement shall at all times be in accordance with the instructions of Zengine's officers.

         (b) Nothing in this Agreement shall limit or restrict the right of any of MCSC's directors,

Administrative Services Agreement
Page 5

officers or employees to engage in any other business or devote their time and attention in part to the management or other aspects of any other business, whether of a similar nature, or to limit or restrict the right of MCSC to engage in any other business or to render services of any kind to any corporation, firm, individual, trust or association.

SECTION 7.        LIABILITY; INDEMNIFICATION

         (a) MCSC shall have no liability whatsoever to Zengine for any error, act or omission in connection with the Services to be rendered by MCSC to Zengine hereunder unless any such error, act or omission is attributable to MCSC's misconduct or negligence. Each party agrees to indemnify, defend and hold the other harmless from and against and in respect of any and all costs, expenses (including without limitation, attorneys= fees and litigation and investigation costs), losses, damages and claims arising from, in connection with or relating to (i) the Services to be rendered under this Agreement or (ii) any breach of this Agreement; provided, however, that, notwithstanding anything contained herein, no party shall be liable for consequential damages of any kind (even if advised of the possibility or likelihood thereof) or any punitive damages in connection with any claim or matter arising under or in connection with this Agreement. Except as expressly set forth herein, no party makes any representation or warranty of any kind. The provisions of this Section shall survive any termination or non-renewal of this Agreement.

         (b) MCSC is an independent contractor and when its employees act under the terms of this Agreement, they shall be deemed at all times to be under the supervision and responsibility of MCSC; and no person employed by MCSC and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of Zengine or any customer of Zengine for any purpose whatsoever.

SECTION 8.        OTHER AGREEMENTS

         From time to time, Zengine may find it necessary or desirable either to enter into agreements covering services of the type contemplated by this Agreement to be provided by parties other than MCSC or to enter into other agreements covering functions to be performed by MCSC hereunder. Nothing in this Agreement shall be deemed to limit in any way the right of Zengine to acquire such services from others or to enter into such other agreements; provided that in no such event shall the fees to be paid to MCSC pursuant to Section 2 hereof be reduced on account thereof unless this Agreement is terminated, or the applicable categories of Services, are cancelled in accordance with Section 3 hereof.

SECTION 9.        CONFIDENTIALITY

         MCSC agrees to hold in strict confidence, and to use reasonable efforts to cause its employees and representatives to hold in strict confidence, all confidential information concerning Zengine furnished to or obtained by MCSC in the course of providing the Services (except to the

Administrative Services Agreement
Page 6


extent that such information has been (a) in the public domain through no fault of MCSC or (b) lawfully acquired by MCSC from sources other than Zengine); and MCSC shall not disclose or release any such confidential information to any person, except its employees, representatives and agents who have a need to know such information in connection with MCSC's performance under this Agreement, unless (i) such disclosure or release is compelled by the judicial or administrative process, or (ii) in the opinion of counsel to MCSC, such disclosure or release is necessary pursuant to requirements of law or the requirements of any governmental entity including, without limitation, disclosure requirements under the Securities Exchange Act of 1934, as amended.

SECTION 10. NOTICE

         Unless otherwise agreed in writing by the parties, Zengine agrees to provide MCSC with at least two (2) months prior written notice of any material change in the eligible Zengine employees and retirees covered by the MCSC Plan, and any change in the scope of Services to be provided by MCSC with respect to such plans and arrangements. Notwithstanding the preceding sentence, if Zengine provides MCSC with less than two (2) months' notice of any such change and MCSC is nonetheless able, with reasonable efforts, to effectuate such change with such shorter notice, then MCSC shall implement the requested change.

SECTION 11. TERMINATION

         (a) MCSC may, at its option, terminate this Agreement as it relates to any given Service (without a reduction in the Service Payment) if MCSC would otherwise be required to provide such Service with respect to any employee benefit plan or program that is not substantially similar to a corresponding plan or program of MCSC (as such plans and programs of MCSC exist from time to time) or if the method of delivering such Service would no longer be substantially similar to the manner in which such Service was delivered to Zengine as such delivery may change from time to time.

         (b) MCSC may terminate any affected Service at any time if Zengine shall have failed to perform any of its material obligations under this Agreement relating to any such Service, MCSC has notified Zengine in writing of such failure, and such failure shall have continued for a period of sixty (60) days after receipt by Zengine of notice of such failure.

         (c) Zengine may terminate any affected Service at any time if MCSC shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Zengine has notified MCSC in writing of such failure, and such failure shall have continued for a period of sixty (60) days after receipt by MCSC of notice of such failure.

         (d) Each of Zengine and MCSC agrees that prior to exercising its rights under this Section 11, it will consult for a reasonable period with the other party in advance of such termination as to its implementation.

Administrative Services Agreement
Page 7


SECTION 12. EFFECT OF TERMINATION

         (a) Other than as required by law, and except as otherwise set forth in
Section 11, upon termination of any Service pursuant to Section 11, and upon termination of this Agreement in accordance with its terms, MCSC will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and Zengine will have no obligation to make any Service Payments or make any other payments hereunder; PROVIDED that notwithstanding such termination, (i) Zengine shall remain liable to MCSC for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) MCSC shall continue to charge Zengine for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and Zengine shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Sections 4, 6, 7, 8, 9, 10 and this Section 12 for the MCSC Plans that relate to any period after the effective date of any such termination shall be for the account of Zengine.

         (b) Following termination of this Agreement with respect to any Service, MCSC and Zengine agree to cooperate in providing for an orderly transition of such Service to Zengine or to a successor service provider. Without limiting the foregoing, MCSC agrees to (i) provide, within ninety (90) days of the termination, copies in a format designated by MCSC, of all records relating directly or indirectly to benefit determinations of Zengine employees, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law and (ii) work with Zengine in developing a transition schedule.

SECTION 13.       MISCELLANEOUS

         (a) This Agreement may not be transferred or assigned by either party, whether voluntarily or by operation of law, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon all permitted successors and assigns.

         (b) This Agreement shall be governed by the laws of the State of Ohio (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

         (c) This Agreement may be executed in counterparts, each of which shall constitute an original and both of which together shall be deemed to be one and the same instrument.

         (d) In the event there is any conflict between the provisions of this Agreement, on the one hand, and provisions of prior services agreements among MCSC or its subsidiaries and Zengine

Administrative Services Agreement
Page 8

(the "Prior Agreements"), on the other hand, the provisions of this Agreement shall govern and such provisions in the Prior Agreements are deemed to be amended so as to conform with this Agreement.

         (e) In the event that Zengine (or any of its officers or directors) or MCSC (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses).

         (f) Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or, except to the extent provided in Section 3(b), constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

         (g) MCSC may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement, provided that MCSC will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to Zengine.

         (h)(i) For purposes of this Section, "force majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, earthquakes, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of communications, electrical or energy sources.

                  (ii) Neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided always that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

                  (iii) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates

Administrative Services Agreement
Page 9


shall be extended accordingly, provided that if force majeure results in the performance of a party being delayed by more than sixty (60) days, the other party shall have the right to terminate this Agreement with respect to any affected by such delay forthwith by written notice.

         (i) This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (j) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

                           If to Zengine, Inc:

                                    6100 Stewart Avenue
                                    Fremont, California 94538
                                    Telephone:       (510) 650-6400
                                    Facsimile:       (510) 651-3200
                                    Attn:   Joseph M. Savarino, President

                           If to Miami Computer Supply Corporation:

                                    4750 Hempstead Station Drive
                                    Dayton, Ohio 45429
                                    Telephone:       (937) 291-8282
                                    Facsimile:       (937) 291-8298
                                    Attn:   Michael E. Peppel, President

                           With a copy to:

                                    Elias, Matz, Tiernan & Herrick L.L.P.
                                    734 15th Street, N.W., 12th Floor
                                    Washington, DC  20005
                                    Telephone:       (202) 347-0300
                                    Facsimile:       (202) 347-2172
                                    Attn:   Jeffrey A. Koeppel, Esq.

or to such other person or address as any party shall specify by notice in writing to the other party.

Administrative Services Agreement
Page 10

All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof. In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received. In no event shall the provision of notice pursuant to this Section 13(j) constitute notice for service of process.

         (k) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

         (l) This Agreement may only be amended by a written agreement executed by both parties hereto.

         (m) Zengine agrees to permit MCSC and its subsidiaries to use the trademarks and service marks owned by Zengine or any of its subsidiaries at no cost to MCSC or its subsidiaries in MCSC's annual report to shareholders and publicity materials and for other similar purposes.


[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

Administrative Services Agreement
Page 11


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above on the date set forth below.

                        ZENGINE, INC.



                        By:      /s/ JOSEPH M. SAVARINO
                                 --------------------------------------

                        Name:    JOSEPH M. SAVARINO
                                 --------------------------------------

                        Title:   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 --------------------------------------

                        Date:    February 29, 2000


                        MIAMI COMPUTER SUPPLY CORPORATION



                        By:      /s/ MICHAEL E. PEPPEL
                                --------------------------------------

                        Name:    MICHAEL E. PEPPEL
                                --------------------------------------

                        Title:   CHIEF EXECUTIVE OFFICER
                                --------------------------------------

                        Date:    February 29, 2000

Administrative Services Agreement
Page 12

                 ADMINISTRATIVE SERVICES AGREEMENT -- SCHEDULE I
                           GENERAL CORPORATE SERVICES




         -        Treasury and Cash Management
                  (including loans and investments)

         -        Accounts Payable

         -        Corporate Development

         -        Risk Management and Administrative Insurance

         -        Executive Compensation and Benefit Plan Design Services

         -        Human Resources and Compensation

         -        Insurance Policies
                  (liability, property, casualty and fiduciary)


         - Services to update the MCSC dedicated business-to-business websites.


EMPLOYEE BENEFIT PLANS:


         -        BENEFITS/CLAIMS

         -        ADMINISTRATION

                  - Administration of MCSC plans and program in which Zengine employees may participate.

Administrative Services Agreement
Page 13


         -        OTHER BENEFIT SUPPORT SERVICEs

                  - Accounting, Legal, Actuarial Fees and related recoveries.

                  - Payroll support of benefits administration (insurance, savings, other benefit plans and statutory requirements).

                  -        Other.

         -        EMPLOYEE STOCK PURCHASE PROGRAM (WHEN INSTITUTED)

                  -        Payroll Services.

                  -        Other.